Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Atlantic International Corp. and Subsidiaries (the “Registrant”) of our report, dated April 16, 2024, with respect to audits of the financial statements of Lyneer Investments, LLC as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, which is part of this Registration Statement.

/s/ RBSM LLP

Las Vegas, Nevada

July 22, 2024